Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This AGREEMENT, dated as of May 9, 2018 (this “Agreement”), is made and entered into by Alaska Communications Systems Group, Inc., a Delaware corporation (the “Company”), and each of the persons set forth on the signature page hereto (each, an “Investor” and collectively, the “Investors” or, with their respective affiliates and associates, the “Investor Group”). The Company and each of the Investors are each herein referred to as a “party” and collectively, the “parties.”

WHEREAS, TAR Holdings LLC, a New Jersey limited liability company, and Karen Singer, as managing member of TAR Holdings LLC, have disclosed in their Schedule 13D filing with the U.S. Securities and Exchange Commission (the “SEC”) that they may be deemed to beneficially own, in the aggregate, 2,639,984 shares of the common stock of the Company, $0.01 par value per share (the “Common Stock”), constituting approximately 4.97%1 of the Common Stock outstanding as of the date hereof;

WHEREAS, TAR Holdings LLC has (i) submitted a purported advance notice of nomination to the Company on February 9, 2018 (the “Nomination Notice”), in respect of its intention to nominate, and to solicit proxies for the election of, three (3) individuals as director candidates to the Company’s board of directors (the “Board”) at the 2018 Annual Meeting of Stockholders of the Company (including any adjournment, postponement, continuation or rescheduling thereof, the “2018 Annual Meeting”), and (ii) taken steps towards planning a contested solicitation of proxies from the Company’s stockholders in connection with the 2018 Annual Meeting to elect to the Board the three (3) individuals named in the Nomination Notice (the “Proxy Contest”);

WHEREAS, the Company and the Investor Group have determined that the interests of the Company and its stockholders would be best served by, among other things, avoiding the substantial expense and disruption that would result from the continuation of the Proxy Contest;

WHEREAS, the Company has agreed, at the request of the Investor Group, among other things, to cause Wayne Barr, Jr. and Robert M. Pons (collectively, the “New Directors”) to be appointed to the Board, effective immediately following the execution of this Agreement, for a term expiring at the 2018 Annual Meeting and until each of their respective successors is duly elected and qualified;

WHEREAS, the Company has agreed, at the request of the Investor Group, to cause each of the New Directors to be nominated and recommended for election to the Board by the Company’s stockholders at the 2018 Annual Meeting for a term expiring at the 2019 Annual Meeting of Stockholders of the Company (the “2019 Annual Meeting”) and until each of their respective successors is duly elected and qualified;

[1]	Based on 53,110,320 shares of Common Stock issued and outstanding at the close of business on May 7, 2018.

WHEREAS, the Investor Group has agreed to, among other things, (i) withdraw its Nomination Notice, (ii) withdraw the stockholder inspection demand letter that it delivered to the Company on January 12, 2018 (the “Stockholder Inspection Demand”) pursuant to Section 220 of the Delaware General Corporation Law, as amended (the “DGCL”), (iii) terminate the Proxy Contest, (iv) refrain from submitting any director nominations or stockholder proposals and taking certain other actions during the Standstill Period (as defined below), and (v) vote for the election of the Company’s slate of director nominees for election to the Board and other matters during the Standstill Period, as provided in this Agreement; and

WHEREAS, the Company and the Investor Group, without admitting to any of the matters asserted by any of the parties, have determined to come to an agreement with respect to certain matters related to the termination of the Proxy Contest, the composition of the Board and certain other matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows, effective as of the date hereof:

1. Board Composition Matters.

(a) 2018 Annual Meeting. The Company agrees that it shall take all actions as are necessary (including, without limitation, calling a special meeting of the Board to approve all actions contemplated hereby), effective immediately following the execution of this Agreement, to (i) cause the Board to increase the size of its membership from six (6) to eight (8) members; and (ii) appoint each of the New Directors to the Board for a term expiring at the 2018 Annual Meeting and until each of their respective successors is duly elected and qualified. The Company also agrees that it shall take all action as is necessary (including, without limitation, calling a special meeting of the Board to approve all actions contemplated hereby), to cause the slate of eight (8) nominees recommended by the Board and standing for election at the 2018 Annual Meeting to include (x) the following six (6) incumbent members of the Board: Margaret L. Brown, Edward J. Hayes, Jr., David W. Karp, Peter D. Ley, Brian A. Ross, and Anand Vadapalli (the “Incumbent Slate”) and (y) the two (2) New Directors (collectively, with the Incumbent Slate, the “2018 Nominees”), such that a total of eight (8) directors are to be elected at the 2018 Annual Meeting. The Company specifically agrees to: (i) nominate each of the 2018 Nominees for election at the 2018 Annual Meeting as a director of the Company with a term expiring at the 2019 Annual Meeting and until each of their respective successors is duly elected and qualified; (ii) recommend to the Company’s stockholders each of the 2018 Nominees for election as directors of the Company at the 2018 Annual Meeting with a term expiring at the 2019 Annual Meeting and until each of their respective successors is duly elected and qualified; (iii) cause the Company to support, and solicit proxies for, the election of each of the New Directors in substantially the same manner as the Company supports and solicits proxies for the election of each of the members of the Incumbent Slate at the 2018 Annual Meeting; and (iv) cause all proxies received by the Company that provide stockholders with the opportunity to vote for all of the 2018 Nominees to be voted at the 2018 Annual Meeting in the manner specified by such proxies.

(b) 2019 Annual Meeting. If the Company causes the Standstill Period to be extended pursuant to Section 3(h) of this Agreement such that the 2019 Annual Meeting is within the Standstill Period, then the Company shall (i) nominate each of the New Directors for election at the 2019 Annual Meeting as a director of the Company with a term expiring at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) and until each of their respective successors is duly elected and qualified; (ii) recommend to the Company’s stockholders each of the New Directors for election as directors of the Company at the 2019 Annual Meeting with a term expiring at the 2020 Annual Meeting and until each of their respective successors is duly elected and qualified; (iii) cause the Company to support, and solicit proxies for, the election of each of the New Directors in substantially the same manner as the Company supports and solicits proxies for the election of each of its other recommended nominees for election to the Board at the 2019 Annual Meeting; and (iv) cause all proxies received by the Company that provide stockholders with the opportunity to vote for all of the New Directors at the 2019 Annual Meeting to be voted in the manner specified by such proxies.

(c) Committees.

(i) The Company agrees that, during the Standstill Period, the Board shall cause each New Director to be appointed to at least one (1) of the three (3) standing committees of the Board that the Company is required to maintain in accordance with the listing standards of the Nasdaq Stock Market LLC (the “Nasdaq”); provided, however, that, with respect to such committee appointments, the New Director to be appointed to such committee is and continues to remain eligible to serve as a member of such committee pursuant to applicable law and the listing standards and/or rules of the Nasdaq that are applicable to the composition of such committee. Without limiting the generality of the foregoing, concurrent with the appointment of the New Directors to the Board, the Board shall take such action as is necessary such that (i) at least one (1) of the New Directors is appointed as a member of the Compensation and Personnel Committee of the Board, and (ii) at least one (1) of the New Directors is appointed as a member of the Audit Committee of the Board; provided, however, that, with respect to such committee appointments, the New Director to be appointed to such committee is and continues to remain eligible to serve as a member of such committee pursuant to applicable law and the listing standards and/or rules of the Nasdaq.

(ii) Notwithstanding the provisions of Section 1(c)(i), the Company and the Investors agree that the Board or any committee thereof, in the good faith and reasonable exercise of its fiduciary duties, may recuse the New Directors from any Board or committee meeting or portion thereof at which the Board or any such committee is deliberating and/or taking any action, including, but not limited to, the formation of a special or executive committee of the Board and the approval of charters related thereto or making any recommendation, with respect to (i) this Agreement, including the interpretation and enforcement thereof, (ii) any actions taken or proposed by any of the Investors or any of such Investor’s Affiliates or Associates with respect to the Company, (iii) the failure of one or both of the New Directors to comply with the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, any charters of any committees of the Board, the Company’s corporate governance guidelines, or any of the Company’s policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, as in effect from time to time, including, but not limited to, the Company’s Code of Ethics, and policies on confidentiality, ethics, hedging and pledging of Company securities, public disclosures, stock trading, and stock ownership, (iv) any proposed transaction between the Company and any Investor or any of its Affiliates or Associates

in which such Investor or any of its Affiliates or Associates is a material participant or beneficiary thereof and has interests in such transaction different from the interests of stockholders generally, (v) any proposed transaction involving any Investor or any of its Affiliates or Associates that is intended to be approved by the Company in which such Investor or any of its Affiliates or Associates is a material participant or beneficiary thereof and has interests in such transaction different from the interests of stockholders generally, (vi) any proposed transaction between the Company and any New Director or any of his Affiliates or Associates in which such New Director or any of his Affiliates or Associates is a material participant or beneficiary thereof and has interests in such transaction different from the interests of stockholders generally, (vii) any proposed transaction involving any New Director or any of his Affiliates or Associates that is intended to be approved by the Company in which such New Director or any of his Affiliates or Associates is a material participant or beneficiary thereof and has interests in such transaction different from the interests of stockholders generally, and (viii) any other matters that involve actual or potential conflicts of interest between any of the Investors or any of the New Directors or any of their respective Affiliates and Associates, on the one hand, and the Company, on the other hand.

(iii) The Board and all applicable committees of the Board shall take all actions necessary to ensure that during the Standstill Period, any new committee of the Board that may be established during the Standstill Period (each, a “New Committee”) includes at least one New Director; provided, however, that, with respect to such New Committee appointments, the New Director to be appointed to such New Committee is and continues to remain eligible to serve as a member of such New Committee pursuant to applicable law and the listing standards and/or rules of the Nasdaq that are applicable to the composition of such New Committee; provided, further, that the Board shall not be required, and shall have no obligation pursuant to this Agreement, to appoint any New Director to a New Committee, including, but not limited to, any special or executive committee of the Board, to the extent that the Board has determined, in the good faith and reasonable exercise of its fiduciary duties, to form such New Committee for the purpose, in whole or in part, of having the members thereof deliberate and/or take any action, including, but not limited to, making any recommendations with respect to (i) this Agreement, including the interpretation and enforcement thereof, (ii) any actions taken or proposed by any of the Investors or any of such Investor’s Affiliates or Associates with respect to the Company, (iii) the failure of one or both of the New Directors to comply with the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, any charters of any committees of the Board, the Company’s corporate governance guidelines, or any of the Company’s policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, as in effect from time to time, including, but not limited to, the Company’s Code of Ethics, and policies on confidentiality, ethics, hedging and pledging of Company securities, public disclosures, stock trading, and stock ownership, (iv) any proposed transaction between the Company and any Investor or any of its Affiliates or Associates in which such Investor or any of its Affiliates or Associates is a material participant or beneficiary thereof and has interests in such transaction different from the interests of stockholders generally, (v) any proposed transaction involving any Investor or any of its Affiliates or Associates that is intended to be approved by the Company in which such Investor or any of its Affiliates or Associates is a material participant or beneficiary thereof and has interests in such transaction different from the interests of stockholders generally, (vi) any proposed transaction between the Company and any New Director or any of his Affiliates or Associates in which such New Director or any of his

Affiliates or Associates is a material participant or beneficiary thereof and has interests in such transaction different from the interests of stockholders generally, (vii) any proposed transaction involving any New Director or any of his Affiliates or Associates that is intended to be approved by the Company in which such New Director or any of his Affiliates or Associates is a material participant or beneficiary thereof and has interests in such transaction different from the interests of stockholders generally, and (viii) any other matters that involve actual or potential conflicts of interest between any of the Investors or any of the New Directors or any of their respective Affiliates and Associates, on the one hand, and the Company, on the other hand.

(iv) For the avoidance of doubt, consistent with their fiduciary duties as directors of the Company, the New Directors shall consider in good faith whether they should recuse themselves from any Board or committee meeting in the event there is any other actual or potential conflicts of interest between any of the Investors or any of the New Directors, on the one hand, and the Company, on the other hand.

(d) Board Policies and Procedures. The Investor Group acknowledges that the New Directors shall be required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, as in effect from time to time, including, but not limited to, the Company’s Code of Ethics, and policies on confidentiality, ethics, hedging and pledging of Company securities, public disclosures, stock trading, and stock ownership, the New Directors will be required to complete and execute directors’ and officers’ questionnaires in the same manner as all other members of the Board, and that the New Directors shall be required to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board whether or not the matters relate to material non-public information, unless previously publicly disclosed by the Company. Further, the Investor Group and the New Directors shall provide the Company with such information as is reasonably requested by the Company concerning the Investor Group and/or the New Directors as is required to be disclosed under applicable law or stock exchange regulations, including the completion of the Company’s standard directors’ and officers’ questionnaires (to the extent not previously completed), in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and periodic reports with the SEC.

(e) Rights and Benefits of the New Directors. The Company agrees that the New Directors shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board with similar Board assignments, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including having the Company (or its legal counsel) prepare and file with the SEC, at the Company’s expense, any Forms 3, 4, and 5 under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are required to be filed by each director of the Company.

(f) Resignation of New Directors. As a condition to commencement of a term on the Board (or nomination therefor), including, but not limited to, in the case of replacement directors appointed pursuant to Section 1(g) hereof, the Investors agree that the New Directors (and any replacements thereof) will resign (and shall be deemed hereby to have irrevocably agreed to so resign, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) and the Company’s obligations under this Section 1 shall terminate effective immediately upon such time as (i) any Investor or any Affiliate or Associate thereof submits a notice of a nomination of directors for election to the Board or any other stockholder proposal at any annual or special meeting of stockholders, (ii) any Investor or any Affiliate or Associate thereof seeks to call a special meeting of stockholders or take any action by written consent, (iii) any Investor otherwise violates Section 3 hereof, (iv) any Investor or any Affiliate or Associate thereof breaches Section 2 of this Agreement, or (v) any Investor or any Affiliate or Associate thereof otherwise breaches this Agreement in any material respect not referred to in the preceding Section 1(f)(i), Section 1(f)(ii), Section 1(f)(iii) or Section 1(f)(iv). In connection with any alleged breach or violation of the type referred to in Section 1(f)(i), Section 1(f)(ii), Section 1(f)(iii), Section 1(f)(iv), or Section 1(f)(v), the Company shall first provide written notice to the Investors of such alleged breach or violation and to the extent such alleged breach or violation is curable, any such resignation of the New Directors (and any replacements thereof) or termination of the Company’s obligations under this Section 1 shall only become effective if such alleged breach or violation has not been cured, in the reasonable good faith determination of the Company, within ten (10) calendar days after the Investors receive written notice from the Company of such alleged breach or violation. In furtherance of this Section 1(f), the New Directors and any replacement directors appointed in accordance with Section 1(g) below, as a condition to being appointed or nominated to the Board pursuant hereto, shall first execute and deliver to the Company an irrevocable advance letter of resignation in the form attached hereto as Exhibit A.

(g) Replacements of New Directors. The Company agrees that, during the Standstill Period, if either of the New Directors (or his replacement appointed pursuant to this Section 1(g) is unable or unwilling to serve as a director, resigns as a director or is removed as a director of the Company (other than on account of (i) the failure of such New Director to be elected or re-elected by the stockholders at an annual meeting of the Company’s stockholders or a special meeting of stockholders held in lieu thereof, (ii) in accordance with the terms of this Agreement, such New Director not being nominated to serve as a director at an annual meeting of the Company’s stockholders or a special meeting of stockholders held in lieu thereof, or (iii) such New Director ceasing to serve as a member of the Board pursuant to Section 1(f) hereof), and at such time the Investor Group beneficially owns in the aggregate at least the lesser of (i) five percent (5.0%) of the Company’s then outstanding Common Stock, and (ii) 2,639,984 shares of Common Stock (subject to adjustment for share issuances, stock splits, reclassifications, combinations and similar actions by the Company that increase the number of outstanding shares of Common Stock), then the Company and the Investor Group shall work together in good faith to identify and propose a replacement director candidate to be appointed to the Board who shall only be appointed to the Board after having been mutually agreed upon by both the Company and the Investor Group. Any such mutually agreed upon replacement director candidate shall (i) qualify as “independent” pursuant to SEC regulations and the Nasdaq’s listing standards, (ii) have, in the reasonable and good faith judgment of the Company, the relevant financial and business experience to serve on the Board, and (iii) be “independent” (as defined in SEC regulations and the Nasdaq’s listing standards) of the Investor Group. Upon acceptance of a replacement director candidate by both the Company and the Investor Group, the Board shall take such actions as to appoint such replacement director candidate to the Board no later than ten (10) business days after both parties have confirmed in writing that they have mutually agreed upon such candidate. Following the appointment of any replacement director in accordance with this Section 1(g), any reference to New Directors in this Agreement shall be deemed to include such replacement director.

(h) Size of the Board. The Company further agrees that, without the unanimous approval of the Board or unless the Company enters into a definitive agreement relating to a strategic transaction that contemplates a counterparty to such transaction being able to designate one or more persons to be appointed or nominated for election to the Board, (i) only eight (8) director candidates (including the New Directors) shall stand for election to the Board at the 2018 Annual Meeting, and (ii) during the period from the conclusion of the 2018 Annual Meeting until the end of the Standstill Period, the size of the Board shall not be increased beyond eight (8) members.

2. Actions by the Investor Group.

(a) Withdrawal of Investor Group’s Purported Advance Notice of Nomination. The Investor Group hereby (i) irrevocably withdraws the Nomination Notice and any and all purported amendments and supplements thereto, (ii) agrees not to deliver to the Company or any representative thereof any advance notices of nominations, business or stockholder proposals with respect to any meeting of the Company’s stockholders during the Standstill Period, and (iii) agrees not to bring any nominations, business or stockholder proposals before or at the 2018 Annual Meeting or at any time thereafter during the Standstill Period.

(b) Withdrawal of Section 220 Inspection Demand. Effective immediately, the Investor Group hereby (i) irrevocably withdraws the Stockholder Inspection Demand that it delivered to the Company on January 12, 2018, pursuant to Section 220 of the DGCL, and (ii) agrees not to deliver to the Company or any representative thereof any stockholder inspection demands during the Standstill Period, whether pursuant to Section 220 of the DGCL, any other statutory right or otherwise.

(c) Voting Agreement.

(i) Stockholders Meetings. At the 2018 Annual Meeting and each annual and special meeting of stockholders held prior to the expiration of the Standstill Period, each of the Investors agrees to (A) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates (as defined below) to be counted as present thereat for purposes of establishing a quorum; (B) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates on the Company’s proxy card or voting instruction form in favor of each of the nominees for election as directors nominated by the Board and recommended by the Board (and not in favor of any other nominees to serve on the Board), and, except in connection with any Opposition Matter (as defined below) or Other Voting Recommendation (as defined below), each of the proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s definitive proxy statement or supplement thereto in accordance with the Board’s recommendations, including in favor of all matters recommended by the Board for stockholder approval and against all matters that the Board recommends against stockholder approval; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) issues a recommendation with respect to any matter (other than with respect to the election of nominees as directors to the Board or the removal of directors from the Board) that is different from the recommendation of the Board, each of the Investors shall have the right to vote their shares of Common Stock on the Company’s proxy card or voting instruction form in accordance with the ISS recommendation (the “Other Voting Recommendation”); and (C) not execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company or the Board. No later than five (5) business days prior to each annual or special meeting of stockholders held prior to the expiration of the Standstill Period, each Investor shall, and shall cause each of its Associates and Affiliates to, vote any shares of Common Stock beneficially owned by such Investors and each of its Associates and Affiliates in accordance with this Section 2. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(c)(i). For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions, but only to the extent submitted by the Board to the Company’s stockholders for approval: (A) the sale or transfer of a material portion of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a material portion of the outstanding shares of the Company’s Common Stock (through a merger, stock purchase, or otherwise); (C) any merger, consolidation, acquisition of control or other business combination; (D) any tender or exchange offer; (E) any dissolution, liquidation, or reorganization; (F) any amendments or modifications to the Company’s Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws; (G) any changes in the Company’s capital structure (but, for the avoidance of doubt, excluding the ratification of the Tax Benefits Plan (as defined below) and any proposal relating to the adoption, amendment or continuation of any equity incentive plan which shall not be deemed Opposition Matters for purposes of this Agreement); or (H) any other transactions that would result in a Change of Control (as defined below) of the Company.

(ii) Actions By Written Consent. In connection with any action by written consent that is sought to be taken by any party, other than the Company or the Board, prior to the expiration of the Standstill Period, each of the Investors agrees not to vote and to take all necessary action, including, without limitation, the execution and completion of any consent revocation card solicited by the Company or the Board, in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates on any consent card related to or affecting the removal, replacement or election of Board members and solicited by any party, other than the Company or the Board. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(c)(ii).

(iii) Special Meeting Demands. In connection with any demand by a stockholder of the Company that the Company call a special meeting of stockholders, made prior to the expiration of the Standstill Period, each of the Investors agrees not to vote and shall take all necessary action, including, but not limited to, the execution and completion of any consent revocation card solicited by the Company or the Board in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates for any special meeting demand proposed or sought to be made by any party. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(c)(iii).

(iv) No Other Voting Agreements. Each Investor represents and warrants to the Company that such Investor, and any Affiliate or Associate thereof, has not, prior to or on the date of this Agreement, with respect to the shares of Common Stock listed on Exhibit B, executed or delivered any proxy, consent card or voting instruction form or entered into any voting agreement, commitment or similar arrangement with any person.

(d) Notice to the SEC. The Investor Group shall promptly (but no later than the next business day following receipt of written notice from the Company that the New Directors have been appointed to the Board and such committees of the Board as required under Sections 1(a) and 1(c), respectively, of this Agreement) notify the Staff of the SEC in writing that it is terminating the Proxy Contest, and shall, thereafter, promptly provide the Company with a copy of this communication.

3. Standstill.

(a) Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period, without the prior written consent of two-thirds of the members of the Board specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined below) will, and it will cause each of its Related Persons not to, directly or indirectly, alone or with others, including, without limitation, Acting in Concert (as defined below) with others, in any manner:

(i) publicly announce or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a Change of Control of the Company; provided, however, that this clause (i) shall not preclude the tender by any Investor of any securities of the Company into any tender or exchange offer not made, financed, or otherwise supported by the Investor Group or any Affiliate or Associate thereof or preclude the ability of any Investor to vote its shares of Common Stock for or against any transaction involving the Company’s securities where the transaction is not proposed or sponsored by any Investor or any Affiliate or Associate thereof;

(ii) engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or engage in any solicitation activities on behalf of any person, or conduct any exempt solicitation, including under Rule 14a-2(b)(1) under the Exchange Act, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise take any action that could cause any Investor to be deemed a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii) except as expressly provided in Section 4 of this Agreement, acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities of the Company;

(iv) advise, encourage or influence any person with respect to the voting of (or execution of a proxy or written consent in respect of) or disposition of any securities of the Company;

(v) provide investment advice with respect to the Company’s securities to any person, or provide logistical advice or assistance to any person engaged in a contested solicitation of proxies from the Company’s stockholders in connection with a meeting of stockholders of the Company or the solicitation of written consents from the Company’s stockholders;

(vi) other than in open-market broker-sale transactions conducted pursuant to Rule 144 of the Securities Act of 1933, as amended, where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities held by the Investors or their Affiliates or Associates to any person or entity not a party to this Agreement (a “Third Party”) that would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate more than 4.99% of the shares of Common Stock outstanding at such time;

(vii) sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities held by the Investors to any Affiliate or Associate of the Investors not a party to this Agreement;

(viii) engage in any short sale with respect to any security (other than a broad-based market basket or index) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(ix) except as otherwise expressly set forth in this Agreement, take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, governance, compensation, policies, strategic direction, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(x) call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws, including, but not limited to, a “town hall meeting;”

(xi) seek, alone or in concert with others, representation on the Board, except as expressly permitted by this Agreement;

(xii) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign relating to the Company;

(xiii) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the members of the Investor Group that is otherwise in accordance with this Agreement);

(xiv) seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors of the Company or with respect to the submission of any stockholder proposals (including any submission of stockholder proposals pursuant to Rule 14a-8 under the Exchange Act);

(xv) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than the Investor Group);

(xvi) demand a copy of the Company’s list of stockholders or its other books and records, whether pursuant to Section 220 of the DGCL or pursuant to any other statutory right or otherwise;

(xvii) institute, solicit or join, as a party, any litigation, arbitration or other proceeding (including any derivative action) against the Company or any of its future, current or former directors or officers or employees; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) exercising statutory dissenter’s, appraisal or similar rights under the DGCL; provided, further, that the foregoing shall also not prevent the Investors from responding to or complying with a validly issued legal process in connection with litigation that it did not initiate, invite, facilitate or encourage, except as otherwise permitted in this Section 3(a)(xvii);

(xviii) engage any private investigations firm or other person to investigate any of the Company’s directors or officers;

(xix) take any action, directly or indirectly, to interfere with any employment, consulting, compensation, indemnification, separation or other agreements, arrangements or understandings, whether written or oral, formal or informal, between the Company and any current or former director or officer of the Company, or which are intended to benefit any current or former director or officer of the Company, including, but not limited to, any provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws intended to indemnify, provide advancement of expenses or limit the liability of, any current or former director or officer of the Company;

(xx) disclose publicly or privately, in a manner that could reasonably be expected to become public, any intent, purpose, plan, or proposal with respect to the Board, the Company, its management, policies, or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xxi) enter into any negotiations, agreements, or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xxii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

(xxiii) take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media, or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3; or

(xxiv) otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

(b) Notwithstanding the foregoing, the provisions of this Section 3 shall not limit in any respect each of the New Directors from taking actions in good faith solely in his or her capacity as directors of the Company, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders (it being understood and agreed that neither the Investors nor any of their Affiliates or Associates shall seek to do indirectly through either of the New Directors anything that would be prohibited if done by any of the Investors or their Affiliates and Associates directly).

(c) The foregoing provisions of this Section 3 shall not prohibit the Investor Group or its directors, officers, partners, employees, members, representatives, or agents, in each case acting in such capacity, from engaging in private discussions with the Company concerning the Investor Group’s views or suggestions concerning the Company so long as such private discussions are not intended to, and would not be reasonably expected to, trigger public disclosure obligations for any party or run afoul of any of the provisions of Section 3(a).

(d) As of the date of this Agreement, (i) none of the Investors or its Affiliates and Associates are engaged in any discussions or negotiations with any person concerning the acquisition of economic ownership of any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities of the Company, (ii) none of the Investors or its Affiliates and Associates have any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable, with any person concerning the acquisition of economic ownership of any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities of the Company, and (iii) none of the Investors or its Affiliates and Associates have any actual and non-public knowledge that any other stockholders of the Company, including any stockholders that have a Schedule 13D currently on file with the SEC with respect to securities of the Company, have any present or future intention of taking any actions that if taken by the Investors would violate any of the terms of this Agreement. The Investors and its Affiliates and Associates agree to refrain from taking any actions during the Standstill Period to intentionally encourage other stockholders of the Company or any other persons to engage in any of the actions referred to in the previous sentence.

(e) As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock that such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash-settled call option or other derivative security, contract, or instrument in any way related to the price of shares of Common Stock; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature; the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person and any other persons under the control of such person or such person’s Affiliates or Associates; and the term “business day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Alaska are authorized or obligated to be closed by applicable law. For purposes of this Agreement, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express written or oral agreement, arrangement or understanding), in concert or in parallel with such other person, or towards a common goal with such other person, relating to taking any actions that if taken by the Investors would violate Section 3(a) of this Agreement, where (i) each person is conscious of the other person’s conduct and this awareness is an element in their decision-making processes, and (ii) at least one additional factor would support a reasonable inference that such persons intended to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information, attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided that the additional factor required shall not include actions by an officer or director of the Company acting solely in such capacities. A person who is Acting in Concert with another person shall also be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

(f) Notwithstanding anything contained in this Agreement to the contrary:

(i) The provisions of Sections 1, 2, and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections; provided, however, that the Company shall not directly or indirectly, propose, seek, encourage or otherwise influence such acquiring or counter-party to the Change of Control transaction to condition the closing of such transaction on the termination of Sections 1, 2, and 3 of this Agreement; and

(ii) For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (A) any person becomes a beneficial owner, directly or indirectly, of more than 50% of the Common Stock, or (B) the announcement by the Company that it has entered into a definitive agreement with respect to any merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all of the Company’s assets, recapitalization, restructuring, liquidation, dissolution, or other similar extraordinary transaction that would, if consummated, result in the acquisition by any person or group of persons (other than any direct or indirect subsidiaries of the Company) of more than 50% of the Common Stock.

(g) The Investor Group shall have the right to suspend its obligations under Section 3 of this Agreement if the Company breaches in any material respect its obligations under Section 1 of this Agreement. However, in connection with any alleged breach of the Company’s obligations under Section 1 of this Agreement, the Investor Group shall first provide written notice to the Company describing in reasonable detail such alleged breach or violation and providing any supporting documentation that exists relating to such alleged breach, and any such suspension of the Investor Group’s obligations under Section 3 of this Agreement shall only become effective if such alleged breach or violation has not been cured, in the reasonable good faith determination of the Investor Group, within ten (10) business days after the Company receives written notice from the Investor Group, complying with the requirements of this Section 3(g), of such alleged breach or violation. Thereafter, if the Company regains compliance with its obligations under Section 1 of this Agreement, then (i) the Investor Group’s obligations under Section 3 of this Agreement shall immediately resume and continue in effect in accordance with the terms of this Agreement, (ii) any actions taken by the Investor Group or any Investor that would have violated Section 3 of this Agreement had the Investor Group’s obligations thereunder not been suspended shall be automatically void and of no legal effect, and (iii) the Investor Group and each Investor shall be obligated to promptly take any actions necessary to rescind any actions that would have violated Section 3 of this Agreement had the Investor Group’s obligations thereunder not been suspended.

(h) For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m., Alaska Time, on the date that is the earlier of (x) ten (10) calendar days prior to the expiration of the advance notice period for the submission by stockholders of director nominations for consideration at the 2019 Annual Meeting (as set forth in the advance-notice provisions of the Company’s Amended and Restated Bylaws), and (y) one hundred (100) calendar days prior to the first anniversary of the 2018 Annual Meeting; provided, however, that if the Company notifies the Investor Group or the New Directors in writing within twenty (20) calendar days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2019 Annual Meeting of the Company’s intention to nominate the New Directors as nominees for election to the Board at the 2019 Annual Meeting on the Company’s recommended slate of director candidates, the Standstill Period shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m., Alaska Time, on the date that is the earlier of (x) ten (10) calendar days prior to the expiration of the advance notice period for the submission by stockholders of director nominations for consideration at the 2020 Annual Meeting (as set forth in the advance-notice provisions of the Company’s Amended and Restated Bylaws), and (y) one hundred (100) calendar days prior to the first anniversary of the 2019 Annual Meeting.

4. Limited One-Time Exemption Under the Section 382 Tax Benefits Preservation Plan.

(a) The Investor Group acknowledges the Section 382 Tax Benefits Preservation Plan, dated as of January 8, 2018 (the “Tax Benefits Plan”), by and between the Company and Computershare Trust Company, N.A., and that under the Tax Benefits Plan, any Investor must seek a waiver or exemption from the Company under the Tax Benefits Plan prior to acquiring beneficial ownership of any additional shares of the Common Stock.

(b) The Company agrees that, effective immediately following the execution of this Agreement, TAR Holdings shall have a limited, one-time and non-transferrable exemption under the Tax Benefits Plan (the “Tax Benefits Plan Exemption”) allowing TAR Holdings to acquire beneficial ownership of additional shares of Common Stock such that, together with its beneficial ownership of Common Stock on the date hereof, TAR Holdings would, together with all the Investors and all of their respective Affiliates and Associates, beneficially own a maximum number of shares of Common Stock representing no more than nine percent (9%) of the Common Stock then outstanding.

(c) To the extent that TAR Holdings elects to purchase any additional shares of Common Stock following the date of this Agreement pursuant to the Tax Benefits Plan Exemption, TAR Holdings agrees to either (i) publicly file with the SEC an amendment to its Schedule 13D relating to the Company within two (2) business days of any such share purchase or series of share purchases that represent in the aggregate one percent (1%) or more of the Common Stock then outstanding which transaction or transactions TAR Holdings has completed since the immediately preceding Schedule 13D amendment relating to the Company that was publicly filed with the SEC by TAR Holdings, or (ii) notify the Company in writing of all such share purchases within two (2) business days of any such share purchase or series of share purchases that represent in the aggregate one percent (1%) or more of the Common Stock then outstanding which transaction or transactions TAR Holdings has completed since the later of (A) the most immediately preceding written notification to the Company of any purchases of Common Stock pursuant to this Section 4(c), or (B) the most recent amendment to the Schedule 13D related to the Company that TAR Holdings has filed with the SEC.

5. Expenses.

(a) Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group, within ten (10) business days following the later of (i) the date of this Agreement, and (ii) the date that the Company receives reasonable supporting documentation, for the Investor Group’s expenses, including legal fees and expenses, as actually incurred in connection with the matters related to its filings with the SEC of a Schedule 13D and amendments thereto relating to the Company, requests for stockholder information, the preparation of the Nomination Notice and related correspondences with the Company, and the negotiation, execution and delivery of this Agreement (collectively, the “Reimbursable Matters”) in an amount not to exceed, in the aggregate, $100,000 (the “Expense Reimbursement Amount”).

(b) The Investor Group represents and warrants that (i) the Expense Reimbursement Amount is less than the amount of out-of-pocket expenses, including legal fees and expenses, that the Investor Group actually incurred in connection with the Reimbursable Matters, and (ii) the expenses that the Investor Group is seeking to be reimbursed for pursuant to this Section 5 are not, in any manner, dependent on the Company agreeing to any of the terms of this Agreement, including, but not limited to, this Section 5.

6. Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery, and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.

7. Representations and Warranties of the Investors. Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit B, and Exhibit B includes all Affiliates and Associates of any Investor that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investor has any right to acquire or has an interest therein or related thereto, whether through derivative securities, voting agreements, contracts or instruments in any way related to the price of the Common Stock (other than a broad-based market basket or index), or otherwise, (b) this Agreement has been duly and validly authorized, executed, and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute this Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall use its commercially reasonable efforts to cause its respective Affiliates and Associates to comply with the terms of this Agreement and (e) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment, or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which such Investor is a party or by which it is bound.

8. Mutual Non-Disparagement.

(a) Each Investor agrees that, during the Standstill Period (and except for periods when the Investor Group shall have the right to suspend its obligations under Section 3 of this Agreement pursuant to Section 3(g) of this Agreement), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize, or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, Associates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes, or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates or Associates, or to malign, harm, disparage, defame, or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b) The Company hereby agrees that, during the Standstill Period (and except for periods when the Investor Group shall have the right to suspend its obligations under Section 3 of this Agreement pursuant to Section 3(g) of this Agreement), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize, or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Investors or their Affiliates or Associates or any of their agents or representatives (collectively, the “Investor Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes, or otherwise involves any confidential or proprietary information of any Investor or its Affiliates or Associates, or to malign, harm, disparage, defame, or damage the reputation or good name of any Investor, its business, or any of the Investor Agents.

(c) Notwithstanding the foregoing, nothing in this Section 8 or elsewhere in this Agreement shall prohibit any person from (i) reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder, or (ii) making any other statement or disclosure required under the federal securities laws or other applicable laws.

(d) The limitations set forth in Sections 8(a) and 8(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Sections 8(a) or 8(b) if such statement by the other party was made in breach of this Agreement.

9. Public Announcements. Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”), announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. During the Standstill Period, neither the Company nor the Investor Group or any of its Affiliates or Associates shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange (and, in any event, each party must provide the other party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each party will consider any comments from the other in good faith) or with the prior written consent of the other party, and otherwise in accordance with this Agreement.

10. SEC Filings.

(a) No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide the Investor Group and its counsel a reasonable opportunity to review and comment on the Form 8-K prior to such filing, which comments shall be considered in good faith.

(a) No later than two (2) business days following the execution of this Agreement, the Investor Group shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Investor Group shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule 13D prior to such filing, which comments shall be considered in good faith.

11. Mutual Releases.

(a) Releases by the Investor Group. Each of the Investors, on behalf of itself and, to the extent within the control of such Investor, its respective subsidiaries, Affiliates, Associates, officers, directors, employees, members, managers, partners, trustees, beneficiaries, predecessors, and principals (the “Investor Group Releasors”), hereby does fully, unconditionally and irrevocably release and forever discharge, and covenant not to assert, sue or take any steps to further, any claim, action or proceeding against the Company, its subsidiaries and all of their past and present Affiliates, Associates, officers, directors, members, partners, managers, employees, and their heirs, successors, predecessors, and assigns (the “Company Releasees”), and each of them, from and in respect of any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, foreseen or unforeseen, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, fixed or contingent, accrued or unaccrued, apparent or unapparent, including Unknown Claims (as defined below), that are, have been, could have been, or could now be, asserted in any court, tribunal or proceeding (including, but not limited to, any stockholder derivative claims for, based upon or arising out of any actual or alleged breach of fiduciary or other duty, negligence, fraud or misrepresentation, or any other claims based upon or arising under any federal, state, local, foreign, statutory, regulatory, common, or other law or rule, which shall be deemed to include but is not limited to any federal or state securities, antitrust, or consumer protection laws, whether or not within the exclusive jurisdiction of the federal courts), whether legal, equitable, or any other type, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Investor Group Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Investor Group Releasors may have for the breach of any provisions of this Agreement.

(b) Releases by the Company. The Company, on behalf of itself and, to the extent within the control of the Company, its subsidiaries, Affiliates, Associates, officers, directors, employees, members, managers, partners, trustees, beneficiaries, predecessors, and principals (the “Company Releasors”), hereby do fully, unconditionally and irrevocably release and forever discharge, and covenants not to assert, sue or take any steps to further any claim, action or proceeding against, any Investor and its respective Affiliates, Associates, officers, directors, members, managers, partners, trustees, beneficiaries, employees and its heirs, successors, predecessors, subsidiaries and principals (the “Investor Group Releasees”), and each of them, from and in respect of any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, foreseen or unforeseen, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, fixed or contingent, accrued or unaccrued, apparent or unapparent, including Unknown Claims (as defined below), that are, have been, could have been, or could now be, asserted in any court, tribunal or proceeding (including, but not limited to, any claims based upon or arising under any federal, state, local, foreign, statutory, regulatory, common, or other law or rule, which shall be deemed to include but is not limited to any federal or state securities, antitrust, or consumer protection laws, whether or not within the exclusive jurisdiction of the federal courts), whether legal, equitable, and whether direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Company Releasors have, had or may have against the Investor Group Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims any of the Company Releasors may have for the breach of any provisions of this Agreement.

(c) Transfer and Assignment. Each of the parties to this Agreement represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other.

(d) No Limitations on Releases. The parties to this Agreement waive any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this Section 11. Without limiting the generality of the foregoing, the parties acknowledge that there is a risk that the damages which they believe they have suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. In addition, the cost and damages they have incurred or have suffered may be greater than or other than those now known. Facts on which they have been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. The parties acknowledge that in entering into this Agreement, they have expressed that they agree to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action. Accordingly, the releases contemplated by this Agreement shall be deemed to extend to claims that any of the releasing persons do not know or suspect exist in his, her, or its favor at the time of the release of the released claims, which if known might have affected the decision to enter into this Agreement (the “Unknown Claims”).

(e) Releases Binding, Unconditional and Final. The parties hereby acknowledge and agree that the releases and covenants provided for in this Section 11 are binding, unconditional and final as of the date hereof.

12. No Litigation. Each party hereby covenants and agrees that it shall not, and shall not permit any of its Affiliates or Associates to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against any other party or any of its Affiliates or Associates, based on claims arising out of any facts known or that should have been known by such party as of the date of this Agreement, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent any party hereto or any of its Affiliates or Associates from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, such party or any of its Affiliates or Associates; provided, further, that in the event any party hereto or any of its Affiliates or Associates receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to such other party (except where such notice would be legally prohibited or not practicable). Each of the parties hereto represents and warrants that neither it nor any assignee has filed any lawsuit against any other party.

13. No Concession or Admission of Liability. This Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each party hereto, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the parties hereto.

14. Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 14 shall not be the exclusive remedy for any violation of this Agreement.

15. Notice. Any notices, consents, determinations, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, including email addresses, for such communications shall be:

If to the Company:

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage AK 99503

Email: leonard.steinberg@acsalaska.com

Attention: Leonard A. Steinberg, Esq.

Senior Vice President—Legal, Regulatory & Government Affairs

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, N.W.

Washington, DC 20004-2541

Email: keith.gottfried@morganlewis.com

Attention: Keith E. Gottfried, Esq.

If to any Investor:

TAR Holdings LLC

2200 Fletcher Ave.

Fort Lee, NJ 07024

Email: gary@pure1.com

Attention: Karen S. Singer, Member

With copies (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

450 Lexington Avenue

New York, NY 10017

Email: paulsilverstein@huntonAK.com

Attention: Paul N. Silverstein, Esq.

16. Governing Law. This Agreement and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and to be performed wholly within the State of Delaware, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

17. Jurisdiction. Each of the parties hereto (a) irrevocably submits to the personal jurisdiction of the federal or state courts of the State of Delaware in the event any dispute arises out of or related to this Agreement or the transactions contemplated hereby, (b) agrees that it shall not bring any action, suit, or other legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably and unconditionally consents to service of process by first class certified mail, return-receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. Each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action, suit, or other legal proceeding arising out of or related to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (iii) to the fullest extent permitted by applicable law, that (x) such action, suit, or other legal proceeding in any such court is brought in an inconvenient forum, (y) the venue of such action, suit, or other legal proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

18. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO

ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

19. Representative. Each Investor hereby irrevocably appoints Karen S. Singer as its attorney-in-fact and representative (the “Investor Group Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Investor Group Representative or upon any document, notice, instruction, or other writing given or executed by the Investor Group Representative.

20. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

21. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

23. Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

24. Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation, or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

25. Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule, or statute as from time to time amended, modified, or supplemented.

26. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

27. Amendment. This Agreement may be modified, amended, or otherwise changed only in a writing signed by all of the parties hereto, or in the case of the Investors, the Investor Group Representative, or their respective successors or assigns.

28. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives, and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative, or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted and approved by the unanimous vote of the entire membership of the Board), and with respect to the Company, the prior written consent of the Investor Group Representative.

29. No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties, or agreements are made and no other person or entity shall be entitled to rely thereon, and nothing in this Agreement shall confer any rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity; provided, however, that the releases provided for in Section 11 hereof, and only Section 11, are also for the intended benefit of the parties released thereby.

30. Counterparts; PDF Signatures. This Agreement and any amendments hereto may be signed in any number of textually identical counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page was an original thereof.

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[SIGNATURE PAGE TO COOPERATION AGREEMENT]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By:	/s/ Anand Vadapalli
Name: Anand Vadapalli
Title: President and Chief Executive Officer

TAR HOLDINGS LLC

By:	/s/ Karen S. Singer
Name: Karen S. Singer
Title: Sole Member

/s/ Karen S. Singer
KAREN S. SINGER

/s/ Gary A. Singer
GARY A. SINGER

/s/ Julian D. Singer
JULIAN D. SINGER

EXHIBIT A

IRREVOCABLE ADVANCE LETTER OF DIRECTOR RESIGNATION

[NAME AND ADDRESS OF NEW DIRECTOR]

May 9, 2018

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, AK 99503

Attention: Board of Directors

Ladies and Gentlemen:

I refer to the Cooperation Agreement (the “Agreement”) dated as of May 9, 2018, by and between Alaska Communications Systems Group, Inc., a Delaware corporation (the “Company”), on the one hand, and TAR Holdings LLC, Karen S. Singer, Gary A. Singer, and Julian D. Singer (collectively, the “Investors”), on the other hand. Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

This letter is to confirm that, in accordance with Section 1(f) of the Agreement, I hereby irrevocably tender my resignation as a member of the board of directors of the Company and each committee of the board of directors on which I serve, it being understood that (i) the tender of such resignation shall be effective at such time, and subject to the conditions, provided for in Section 1(f) of the Agreement, and (ii) any resignation shall be effective only as if and when accepted by the Company’s board of directors.

I understand and acknowledge that this advance letter of resignation is irrevocable and may not be withdrawn by me at any time.

Sincerely,

[NEW DIRECTOR]

EXHIBIT B

STOCKHOLDERS, AFFILIATES, ASSOCIATES, AND OWNERSHIP

Investor	Shares of Common Stock Beneficially Owned
Karen S. Singer	2,639,984
TAR Holdings LLC	2,639,984
Gary A. Singer	0
Julian D. Singer	0
Aggregate total beneficially owned by the Investor Group:	2,639,984

EXHIBIT C

PRESS RELEASE

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ALASKA COMMUNICATIONS REACHES AGREEMENT WITH TAR HOLDINGS

Agrees to Appoint Two New Independent Directors to Alaska Communications’ Board

ANCHORAGE, Alaska – May 9, 2018 – Alaska Communications (NASDAQ: ALSK), the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska, today announced that it has entered into a cooperation agreement with TAR Holdings LLC and its affiliates, which, in the aggregate, beneficially own approximately 4.97% of Alaska Communications’ outstanding common shares. Under the terms of the cooperation agreement, the Alaska Communications Board of Directors has appointed two new independent directors, Wayne Barr, Jr. and Robert M. Pons, to the Alaska Communications Board, effective immediately, and will support their re-election at the 2018 Annual Meeting of Stockholders as part of an eight-person slate of nominees recommended by the Alaska Communications Board.

Edward J. Hayes, Jr., Alaska Communications’ non-executive and independent Chairman of the Board, stated, “We are pleased to have reached this cooperation agreement with TAR Holdings and appreciate the constructive dialogue we have had with them. I am also pleased to welcome Wayne and Bob to the Alaska Communications Board and look forward to the insights and experience that they will bring to the Board.”

Commenting on the cooperation agreement with Alaska Communications, TAR Holdings issued the following statement, “We are pleased to have worked collaboratively with Alaska Communications to reach this cooperation agreement, which we believe is a good outcome for all stockholders. Our recent conversations with Alaska Communications have been constructive and encouraging. We believe the addition of two new independent directors, alongside Alaska Communications’ other Board members and management team, will be instrumental in helping Alaska Communications further identify and execute upon opportunities to enhance stockholder value.”

Pursuant to the cooperation agreement, TAR Holdings will vote its shares in favor of all of Alaska Communications’ director nominees, including the two new independent directors, at Alaska Communications’ 2018 Annual Meeting of Stockholders. TAR Holdings and its affiliates have also agreed to abide by certain customary standstill provisions until the earlier of 10 days prior to the expiration of the advance notice period for the submission of stockholder nominations to be considered at Alaska Communications’ 2019 annual meeting of stockholders and 100 days prior to the first anniversary of Alaska Communications’ 2018 annual meeting of stockholders.

The complete cooperation agreement between Alaska Communications and TAR Holdings and its affiliates will be filed as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission.

Morgan, Lewis & Bockius LLP served as legal counsel to Alaska Communications. Hunton Andrews Kurth LLP served as legal counsel to TAR Holdings.

About Alaska Communications Systems

Alaska Communications (NASDAQ: ALSK) is the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

Forward-Looking Information

This press release contains “forward-looking statements” as defined under the U.S. federal securities laws, including the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbors created by such laws. Forward-looking statements include, but are not limited to, statements regarding Alaska Communications’ initiatives taken or contemplated to enhance and unlock value for all of its stockholders, Alaska Communications’ efforts to execute on and implement its long-term growth plan, actions taken to enhance Alaska Communications’ future prospects, Alaska Communications’ future operational and financial performance, Alaska Communications’ market opportunity, and Alaska Communications’ transformational strategy and its key priorities. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. Information on factors that may impact these forward-looking statements can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in Alaska Communications’ periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov or by contacting Alaska Communications’ investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com. The forward-looking statements in this press release are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward-looking statements, Alaska Communications assumes no obligation to publicly update, amend or clarify its forward-looking statements, whether as a result of new information, future events or otherwise, except as may otherwise be required by the federal securities laws. Alaska Communications, however, reserves the right to update such statements or any portion thereof at any time for any reason.

Important Additional Information And Where To Find It

Alaska Communications, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Alaska Communications’ stockholders in connection with the matters to be considered at Alaska Communications’ 2018 Annual Meeting of Stockholders. Information regarding the names of Alaska Communications’ directors and executive officers and their respective interests in Alaska Communications by security holdings or otherwise can be found in Alaska Communications’ preliminary proxy statement for its 2018 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission (“SEC”) on April 27, 2018. This document is available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in Alaska Communications’ preliminary proxy statement for its 2018 Annual

Meeting, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY ALASKA COMMUNICATIONS WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying proxy card, and other documents filed by Alaska Communications with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of Alaska Communications’ corporate website at www.alsk.com, by writing to Alaska Communications’ Corporate Secretary at Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage AK 99503 or by contacting Alaska Communications’ investor relations department at (907) 564-7556.

Contacts:

Media Contact:

Heather Cavanaugh, 907-564-7722

Director, External Affairs and Corporate Communications

Heather.Cavanaugh@acsalaska.com

or

Investor Contact:

Tiffany Smith, 907-564-7556

Manager, Board and Investor Relations

investors@acsalaska.com